Exhibit (a)(1)(D)

Offer to Purchase

All Issued and Outstanding Shares of Common Stock

of

GENERATION BIO CO.

At

A Price per Share of $4.2913, Plus One Contingent Value Right (“CVR”) for Each Company Share, Which Represents the Right to Receive Potential Payments, in Cash, Contingent upon Receipt of Any CVR Proceeds, as Described in the CVR Agreement

Pursuant to the Offer to Purchase

Dated January 9, 2026

by

XRA 7 CORP.

and

XOMA ROYALTY CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M.

EASTERN TIME ON FEBRUARY 8, 2026, UNLESS THE OFFER IS EXTENDED

OR EARLIER TERMINATED.

January 9, 2026

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 9, 2026 (together with the related documentation and any amendments or supplements thereto, the “Offer to Purchase”) in connection with the offer (the “Offer”) by XOMA Royalty Corporation, a Nevada corporation (“Parent”), and XRA 7 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, “Buyer Entities”), to acquire, subject to certain conditions, all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Company Shares”), of Generation Bio Co., a Delaware corporation (the “Company”), for a price per Company Share of (i) $4.2913 in cash, payable without interest and less any applicable tax withholding and (ii) one non-tradeable contingent value right, all upon the terms and subject to the conditions described in the Offer to Purchase.

Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Company Shares held for your account. A tender of such Company Shares can be made only by us as the holder of record and pursuant to your instructions.

We request instructions as to whether you wish us to tender any or all of the Company Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Price for the Offer is (i) $4.2913 per Company Share in cash and (ii) one non-tradeable contingent value right for each Company Share, in each case, to be paid to you without interest and less any applicable tax withholding.

2. The Offer is being made for all outstanding Company Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 15, 2025 (together with any amendments or supplements thereto, the “Merger Agreement”), among the Company and Buyer Entities, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into the Company, without a meeting or any further action of the Company stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), assuming the conditions thereto are met, and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”).

4. No appraisal rights are available to the holders of Company Shares in connection with the Offer, and stockholders who tender their Company Shares in the Offer will not have appraisal rights in connection with the Merger.

However, if Buyer Entities purchase Company Shares in the Offer and the Merger is consummated, holders of record and beneficial owners of Company Shares outstanding as of immediately prior to the Effective Time who: (i) did not tender their Company Shares in the Offer (or, if tendered, validly and subsequently withdrew such Company Shares prior to the time Buyer Entities accept properly tendered Company Shares for purchase); (ii) otherwise comply with the applicable procedures under Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Company Shares or otherwise fail to perfect or lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Company Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Company Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value, if certain conditions are met.

5. After careful consideration, the Company Board unanimously: (i) determined that the Merger Agreement, the Offer, the Merger and the other Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders; (ii) agreed that the Merger shall be subject to Section 251(h) of the DGCL; (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and approved the CVR Agreement and the Transactions contemplated thereby; and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their Company Shares to Buyer Entities pursuant to the Offer.

6. The Offer and withdrawal rights will expire one minute after 11:59 p.m. Eastern time on February 8, 2026, unless the Offer is extended or earlier terminated by Buyer Entities.

7. The Offer is subject to certain conditions described in Section 9 of the Offer to Purchase—The Tender Offer.

8. Any transfer taxes applicable to the sale of Company Shares to Buyer Entities pursuant to the Offer will be paid by the Surviving Corporation (as defined in the Offer to Purchase), except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Company Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Company Shares, then all such Company Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Company Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction, and Buyer Entities are not aware of any jurisdiction in which the making of the Offer or the tender of Company Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Buyer Entities become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Buyer Entities will make a good faith effort to comply with any such law. If, after such good faith effort, Buyer Entities cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Company Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Buyer Entities by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Buyer Entities.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Issued and Outstanding Shares of Common Stock

of

GENERATION BIO CO.

at

A Price per Share of $4.2913, Plus One Contingent Value Right (“CVR”) for Each Company Share, Which Represents the Right to Receive Potential Payments, in Cash, Contingent Upon Receipt of Any CVR Proceeds, as Described in the CVR Agreement

by

XRA 7 CORP.

and

XOMA ROYALTY CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 9, 2026 (together with the related documents and any amendments or supplements thereto, the “Offer to Purchase”) in connection with the tender offer (the “Offer”) by XOMA Royalty Corporation, a Nevada corporation (“Parent”), and XRA 7 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, “Buyer Entities”), to acquire all of the issued and outstanding shares (the “Company Shares”) of common stock, par value $0.0001 per share (the “Company Common Stock”), of Generation Bio Co., a Delaware corporation (the “Company”), for a price per share of (i) $4.2913 per Company Share, payable in cash, without interest and less any applicable tax withholding (such amount, or any different amount per share paid pursuant to the Offer, the “Cash Amount”), plus (ii) one non-tradeable contingent value right per Company Share (each, a “CVR”), which represents the right to receive certain payments in cash in accordance with the terms and subject to the conditions of the CVR Agreement (as defined below) (the Cash Amount plus one CVR, together, the “Offer Price”), all upon the terms and subject to the conditions described in the Offer to Purchase and in the related Letter of Transmittal. The undersigned hereby instruct(s) you to tender to Buyer Entities the number of Company Shares indicated below or, if no number is indicated, all Company Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The CVR Agreement contains important terms, conditions and other provisions relating to any potential payment in respect of the CVRs. It is possible that no payment or a lower payment will become payable in respect of the CVRs.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Company Shares submitted on the undersigned’s behalf to Broadridge Corporate Issuer Solutions, LLC (the “Paying and Depositary Agent”) will be determined by Buyer Entities (which may delegate power in whole or in part to the Paying and Depositary Agent) and such determination shall be final and binding on all parties, subject to the rights of holders of Company Shares to challenge such determination with respect to their Company Shares in a court of competent jurisdiction and any subsequent judgment of any such court. In addition, the undersigned understands and acknowledges that:

1. Buyer Entities reserve the absolute right to (a) reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Buyer Entities’ counsel, be unlawful and (b) waive any defect or irregularity in the tender of any Company Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.

2. No tender of Company Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to Buyer Entities’ satisfaction.

3. None of Parent or Merger Sub or any of their respective affiliates or assigns, Broadridge Corporate Issuer Solutions, LLC, in its capacity as the depositary and paying agent, Alliance Advisors LLC, in its capacity as the information agent, or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:          SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

* Unless otherwise indicated, it will be assumed that all Company Shares held by us for your account are to be tendered.

Dated:       , 2026

(Signature(s))

(Please Print Name(s))

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